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Filed Pursuant to Rule 424(b)(5)
File No. 333-153241

We will amend and complete the information in this prospectus supplement and the accompanying prospectus. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated September 22, 2008)

$

Southwestern Public Service Company

$                Series G Senior Notes,        % due 2018

        This is an offering of $                  of Series G Senior Notes,       % due 2018 to be issued by Southwestern Public Service Company, a New Mexico corporation. We will pay interest on the notes on May 1 and November 1 of each year, commencing May 1, 2009. The notes will mature on November 1, 2018. We may redeem the notes at any time, in whole or in part, at a "make whole" redemption price as described in this prospectus supplement.

        The notes will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the notes. Please read the information provided under the caption "Supplemental Description of the Senior Notes" in this prospectus supplement and under the caption "Description of the Senior Unsecured Debt Securities" in the accompanying prospectus for a more detailed description of the notes.

        Investing in the notes involves risks. See "Risk Factors" on page S-4 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discounts		Proceeds to Us(2)
Per Series G Senior Note		%		%		%
Total	$		$		$

(1)
Plus accrued interest, if any, from                  , 2008.

(2)
Before deduction of expenses payable by us estimated at $505,000.

        We expect that delivery of the notes will be made to purchasers through the facilities of The Depository Trust Company on or about                  , 2008.

Sole Book-Running Manager

J.P. Morgan

Co-Manager

Wells Fargo Securities

                  , 2008

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering in this prospectus supplement. The second part, the base shelf prospectus, gives more general information, some of which may not apply to the notes we are offering in this prospectus supplement. The accompanying base shelf prospectus dated September 22, 2008 is referred to as the "accompanying prospectus" in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we provide to you. We have not authorized anyone to provide you with different information, and if given, you should not rely on it. We are not making an offer or sale of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents they incorporate by reference is accurate as of any date other than the date on the front of these documents.

        If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute "forward-looking statements." These statements are based on management's beliefs as well as assumptions and information currently available to management. When used in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference, the words "anticipate," "believe," "estimate," "expect," "intend," "may," "objective," "outlook," "plan," "projected," "possible," "potential," "should" and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

  •
  economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures;

  •
  the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items;

  •
  trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

  •
  customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

  •
  financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, or the SEC, the Federal Energy Regulatory Commission, or the FERC, and similar entities with regulatory oversight;

  •
  availability or cost of capital such as changes in: interest rates; market perceptions of the utility industry, us, our parent Xcel Energy Inc., or Xcel Energy, or any of its other subsidiaries; or our security ratings;

  •
  factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel or natural gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline constraints;

  •
  employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees or work stoppages;

  •
  increased competition in the utility industry;

  •
  state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric market; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

  •
  rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

  •
  social attitudes regarding the utility and power industries;

S-ii

  •
  cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

  •
  risks associated with implementation of new technologies; and

  •
  other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

        You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties associated with forward-looking statements are discussed in detail under "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008, and other documents on file with the SEC. You may obtain copies of these documents as described in the accompanying prospectus under the caption "Where You Can Find More Information."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

S-iii

 PROSPECTUS SUPPLEMENT SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the notes offered in this prospectus supplement. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under the caption "Where You Can Find More Information" in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the "Company," "we," "us" and "our" refer to Southwestern Public Service Company, a New Mexico corporation.

The Company

        We were incorporated in 1921 under the laws of New Mexico. We are an operating utility engaged primarily in the generation, purchase, transmission, distribution and sale of electricity in portions of Texas and New Mexico. At December 31, 2007, we provided electric utility service to approximately 388,000 customers. Approximately 76% of our retail electric operating revenues was derived from operations in Texas during 2007. Substantially all of this part of our business is comprised of sales of capacity or energy from our own generating facilities under long-term commitments. The wholesale customers served by us comprised approximately 38% of our total sales in 2007.

        We are a wholly owned subsidiary of Xcel Energy Inc., a Minnesota corporation. Xcel Energy was incorporated under the laws of the State of Minnesota in 1909. Among Xcel Energy's other subsidiaries are Public Service Company of Colorado, a Colorado corporation, Northern States Power Company, a Wisconsin Corporation, and Northern States Power Company, a Minnesota corporation. Xcel Energy is a publicly held company and files periodic reports and other documents with the SEC. All of the members of our board of directors and many of our executive officers also are executive officers of Xcel Energy.

        Our principal executive offices are located at Tyler at Sixth, Amarillo, Texas 79101, and our telephone number is (303) 571-7511.

The Offering

        The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including the information under the caption "Supplemental Description of the Senior Notes," and the accompanying prospectus, including the information under the caption "Description of the Senior Unsecured Debt Securities," and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Southwestern Public Service Company, a New Mexico corporation.
Securities Offered	$ principal amount of Series G Senior Notes, % due 2018.
Maturity	November 1, 2018.
Interest Rate	% per year.
Interest Payment Dates	May 1 and November 1 of each year, beginning on May 1, 2009.
Ranking
The notes will be our senior unsecured and unsubordinated obligations and will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness. The notes will be issued under our Indenture dated February 1, 1999, as supplemented, or the Indenture, from us to the Bank of New York Mellon Trust Company, N.A., as successor trustee, or the Trustee. We currently have no outstanding secured debt and no outstanding subordinated debt obligations, and, as of the date of this prospectus supplement, we have no plans to issue secured indebtedness. As of September 30, 2008, we had approximately $960 million of senior unsecured and unsubordinated obligations outstanding.
Ratings
The notes have been assigned a rating of "BBB+" by Standard & Poor's Ratings Services, "Baa1" by Moody's Investors Service, Inc. and "BBB+" by Fitch Ratings. Ratings from credit rating agencies are not recommendations to buy, sell or hold the notes and may be subject to revision or withdrawal at any time by the applicable rating agency and should be evaluated independently of any other ratings.
Limitation on Liens
The Fifth Supplemental Indenture dated November 1, 2008 relating to the notes being offered by this prospectus supplement contains covenants that, among other things, limit our ability to incur certain indebtedness secured by liens or engage in certain sale-leaseback transactions while any of the notes are outstanding. See the information under the caption "Supplemental Description of the Senior Notes—Limitations on Liens and Sale and Lease-Back Transactions" below.

Optional Redemption	We may redeem the notes upon not less than 30 days' notice by first class mail, in whole at any time or in part from time to time, at a "make whole" redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding the portion of any such interest accrued to the date fixed for redemption), discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below under the caption "Supplemental Description of the Senior Notes—Optional Redemption") plus basis points, plus accrued and unpaid interest to the date fixed for redemption.
Sinking Fund	None.
Use of Proceeds
The proceeds from the offering of the notes will be used to repay short-term borrowings, including borrowings under our credit facility incurred to fund working capital, and for other general corporate purposes, including construction, maintenance or improvement of our utility services and facilities and, depending upon market conditions, the refinancing of outstanding debt securities at maturity or otherwise.
Trustee	The Bank of New York Mellon Trust Company, N.A.
Governing Law	The Indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of New York, unless federal law governs.

 RISK FACTORS

        You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, and the information under the caption "Critical Accounting Policies" in this prospectus supplement before purchasing the notes offered by this prospectus supplement. Those risks and the risks set forth below are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described therein or set forth below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

Risks Related to the Notes

  The notes will have a claim that is junior with respect to the assets securing any secured debt that we may issue.

        The notes will be our senior unsecured and unsubordinated obligations and will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness. Although the notes will have provisions that limit our ability to issue secured debt, as described in "Supplemental Description of the Senior Notes—Limitations on Liens and Sale and Lease-Back Transactions" below, there will be exceptions that will permit us to incur certain types and amounts of secured debt. The notes will be effectively junior to any such secured indebtedness to the extent of the value of the assets securing that indebtedness.

  Any lowering or withdrawal of the credit ratings on the notes would likely reduce their value.

        As described under the caption "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007, our credit ratings could be lowered or withdrawn entirely in the future. Any lowering or withdrawal of the credit ratings on the notes would likely reduce the value of the notes offered by this prospectus supplement.

  The notes have no prior public market, and we cannot assure you that any public market will develop or be sustained after the offering.

        Although the notes generally may be resold or otherwise transferred by holders who are not our affiliates, they will constitute a new issue of securities without an established trading market. We have been advised by the underwriters that they may make a market in the notes, but they have no obligation to do so and may discontinue market making at any time for the notes without providing notice. There can be no assurance that a market for the notes will develop or, if it does develop, that it will continue. If an active public market does not develop, the market price and liquidity of the notes may be adversely affected. Furthermore, we do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

  You should not rely on the interest payments from the notes through their maturity date—they may be redeemed at our option at any time.

        The notes may be redeemed at any time, in whole or in part, at a "make whole" redemption price described under the caption "Supplemental Description of the Senior Notes—Optional Redemption."

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the notes, less underwriting discounts and estimated costs, will be approximately $                         million. The proceeds from the offering of the notes will be used to repay short-term borrowings, including borrowings under our credit facility, incurred to fund working capital, and for other general corporate purposes, including construction, maintenance or improvement of our utility services and facilities. Depending upon market conditions, we may also use the net proceeds to refinance outstanding debt securities at maturity or otherwise.

        At October 31, 2008, we had approximately $128.5 million of short-term debt outstanding, all of which was incurred under our credit facility to fund working capital. Borrowings under our credit facility bear interest at a variable rate based on the prime rate, and the interest rate, as of October 31, 2008, was 4.0%. In addition, our $100 million 6.20% Series A Notes are due March 1, 2009.

        Affiliates of the underwriters are lenders under our credit facility and, upon application of the proceeds from the offering of the notes, will receive their proportionate share of the amounts repaid under the credit facility.

RATIOS OF EARNINGS TO FIXED CHARGES

        The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

	Nine Months Ended September 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	2.1	2.0	2.3	2.8	2.6	3.4
Pro Forma Ratio of Earnings to Fixed Charges

        For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations before income taxes plus fixed charges and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense. The pro forma ratio of earnings to fixed charges reflects the issuance of the notes offered by this prospectus supplement and the use of proceeds as described under the caption "Use of Proceeds."

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2008. You should read the information in this table together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and with the information under the caption "Selected Financial Data" included elsewhere in this prospectus supplement.

	As of September 30, 2008
	(Thousands of Dollars)	% of Capitalization
	(unaudited)
Current portion of long-term debt	$100,000	5.6%
Short-term debt	90,000	5.1
Borrowings under utility money pool arrangement	96,000	5.4
Long-term debt	674,131	37.9

Total debt	960,131	54.0
Common stockholder's equity	818,523	46.0

Total capitalization	$1,778,654	100.0%

 SELECTED FINANCIAL DATA

        The following selected financial data as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 have been derived from our audited financial statements and the related notes. The financial data as of September 30, 2008 and for the nine months ended September 30, 2008 and 2007 have been derived from our unaudited financial statements and the related notes. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited and unaudited financial statements and related notes and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus. The historical financial information may not be indicative of our future performance.

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007	2006	2005
	(Thousands of Dollars)
Income Statement Data:
Operating revenues	$1,567,433	$1,238,544	$1,652,287	$1,686,494	$1,627,244
Operating expenses	1,486,008	1,153,704	1,547,120	1,563,056	1,481,936

Operating income	81,425	84,840	105,167	123,438	145,308

Other income	3,967	2,164	3,178	6,440	7,057
Interest charges and financing costs	39,765	39,107	52,749	53,838	52,187
Income taxes	19,287	19,461	22,710	28,505	37,750

Net income	$26,340	$28,436	$32,886	$47,535	$62,428

	September 30,	December 31,
	2008	2007	2006
	(Thousands of Dollars)
Balance Sheet Data:
Current assets	$312,918	$244,438	$250,520
Property, plant and equipment, net	2,091,051	2,043,426	1,991,372
Other assets	326,729	337,650	377,398

Total assets	$2,730,698	$2,625,514	$2,619,290

Current portion of long-term debt	$100,000	$—	$—
Short-term debt	90,000	123,000	51,000
Borrowings under utility money pool arrangement	96,000	5,500	0
Other current liabilities	242,989	242,741	274,357

Total current liabilities	528,989	371,241	325,357

Deferred credits and other liabilities	709,055	694,087	724,616
Long-term debt	674,131	774,033	773,903
Common stockholder's equity	818,523	786,153	795,414

Total liabilities and equity	$2,730,698	$2,625,514	$2,619,290

 CRITICAL ACCOUNTING POLICIES

        You should consider the financial data and other information contained in our audited and unaudited financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, before making a decision to purchase the notes.

        Preparation of the financial statements and related disclosures in compliance with generally accepted accounting principles requires the application of accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments could materially impact the financial statements and disclosures, based on varying assumptions. In addition, the financial and operating environment also may have a significant effect on the operation of the business and on the results reported even if the nature of the accounting policies applied have not changed. The accounting policies described below are the most critical to the portrayal of our financial condition and results, and require management's most difficult, subjective or complex judgments. Each of these has a higher potential likelihood of resulting in materially different reported amounts under different conditions or using different assumptions. Each critical accounting policy has been discussed with the audit committee of Xcel Energy's board of directors.

Regulatory Accounting

        We are a rate-regulated entity that is subject to the Financial Accounting Standards Board's, or FASB, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). SFAS No. 71 provides that rate-regulated entities account for and report assets and liabilities consistent with the recovery of those incurred costs in rates, if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates could be charged and collected. Our rates are derived through the ratemaking process, which results in the recording of regulatory assets and liabilities based on the probability of current and future cash flows. Regulatory assets represent incurred or accrued costs that have been deferred because they are probable of future recovery from customers. Regulatory liabilities represent incurred or accrued credits that have been deferred because they will be returned to customers in future rates. In other businesses or industries, regulatory assets would be charged to expense and regulatory liabilities would be recorded as income. As of December 31, 2007 and 2006, we have recorded regulatory assets of approximately $124.9 million and $163.1 million, respectively, and regulatory liabilities of approximately $133.0 million and $143.8 million, respectively. We are subject to regulation that varies from jurisdiction to jurisdiction. If future recovery of costs, in any such jurisdiction, ceases to be probable, we would be required to charge these assets to current earnings. However, there are no current or expected proposals or changes in the regulatory environment that impact the probability of future recovery of these assets. In addition, deregulation would be a change that occurs over time, due to legal processes and procedures, which could moderate the impact on our financial statements.

Income Tax Accruals

        Judgment, uncertainty and estimates are a significant aspect of the income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and the outcomes of tax audits and appeals requires that judgment and estimates be made in the accrual process and in the calculation of effective tax rates.

        Effective tax rates are also highly impacted by assumptions. Effective tax rate calculations are revised every quarter based on best available year-end tax assumptions, such as income levels, deductions and credits, by legal entity; adjusted in the following year after returns are filed, with the tax accrual estimates being trued-up to the actual amounts claimed on the tax returns; and further adjusted after examinations by taxing authorities have been completed.

        In accordance with the interim reporting rules under Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" ("APB 28") a tax expense or benefit is recorded every quarter to eliminate the difference in continuing operations tax expense computed based on the actual year-to-date effective tax rates and the forecasted annual effective tax rates.

        FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48") has impacted the income tax accrual process in that the new accounting rule requires that only tax benefits that meet the "more likely than not" recognition threshold can be recognized or continue to be recognized. The change in the unrecognized tax benefits needs to be reasonably estimated based on an evaluation of the nature of the uncertainty, the nature of the event that could cause the change and an estimate of a range of reasonably possible changes. At any period end, and as new developments occur, management will use prudent business judgment to unrecognize appropriate amounts of tax benefits. Unrecognized tax benefits can be recognized as issues are favorably resolved and loss exposures decline. As required, we adopted FIN 48 as of January 1, 2007, and the initial derecognition amounts were reported as a cumulative effect of a change in accounting principle. The cumulative effect of the change, which was reported as an adjustment to the beginning balance of retained earnings, was not material.

        As disputes with the Internal Revenue Service and state tax authorities are resolved over time, we may need to adjust our unrecognized tax benefits and interest accruals to the updated estimates needed to satisfy tax and interest obligations for the related issues. These adjustments may be favorable or unfavorable, increasing or decreasing earnings.

Employee Benefits

        Xcel Energy offers various benefit plans to benefit employees, including ours. Xcel Energy's pension costs are based on an actuarial calculation that includes a number of key assumptions, most notably the annual return level that pension investment assets will earn in the future and the interest rate used to discount future pension benefit payments to a present value obligation for financial reporting. In addition, the actuarial calculation uses an asset-smoothing methodology to reduce the volatility of varying investment performance over time. A portion of Xcel Energy's pension costs are allocated to its operating subsidiaries, including us. Continued distress in the financial markets may significantly impact the value of the debt and equity securities in Xcel Energy's pension and postretirement health care plan trusts, as well as its ability to earn a return on short-term investments of excess cash, and could significantly impact the numbers discussed below.

        While Xcel Energy's investment returns exceeded the assumed level of 8.75% in 2006 and 2005 and 9.00% in 2004, investment returns in 2007, 2003 and 2002 were below the assumed level of 8.75%, 9.25% and 9.50%, respectively, and discount rates have increased to 6.25% used in 2008. Xcel Energy continually reviews its pension assumptions and, in 2008, our year-to-date actual returns are significantly below the investment return assumption of 8.75%.

        The investment gains or losses resulting from the difference between the expected pension returns assumed on asset levels and actual returns earned are deferred in the year the difference arises and recognized over the subsequent five-year period. This gain or loss recognition occurs by using a five-year, moving-average value of pension assets to measure expected asset returns in the cost-determination process, and by amortizing deferred investment gains or losses over the subsequent five-year period. Xcel Energy currently projects that the pension costs recognized for financial reporting purposes will decrease from an expense of $11.4 million in 2007 to income of $3.0 million in 2008. Xcel Energy is currently in the process of determining the 2009 pension expense that will be recognized for financial reporting purposes.

        Xcel Energy bases its discount rate assumption on benchmark interest rates from Moody's. At December 31, 2007, the annualized Moody's Baa index rate was 6.56%, and the Aaa index rate was 5.41%. Accordingly, Xcel Energy increased the discount rate to 6.25% as of December 31, 2007. This rate was used to value the actuarial benefit obligations at that date, and will be used in 2008 pension cost determinations. At December 31, 2006, the annualized Moody's Baa index rate was 6.35%, and the Aaa index rate was 5.46%. The corresponding pension discount rate was 6.00%.

        The Pension Protection Act changed the minimum funding requirements for defined benefit pension plans beginning in 2008. Based on current market conditions, Xcel Energy expects to make one or more contributions to some of its pension plans in 2009. This may change based on actual market performance, changes in interest rates and any changes in governmental regulations.

        If Xcel Energy were to use alternative assumptions for pension cost determinations, a 1% change would result in the following impact on the estimates recognized by us:

	Pension Costs
	+1%	-1%
	(Millions of Dollars)
Effect on December 31, 2007 Benefit Obligations:
Rate of Return	$(4.0)	$4.0
Discount Rate	(0.9)	1.8

        Effective December 31, 2007, Xcel Energy reduced its initial medical trend assumption from 9.0% to 8.0%. The ultimate trend assumption remained unchanged at 5.0%. The period until the ultimate rate is reached is six years. Xcel Energy bases its medical trend assumption on the long-term cost inflation expected in the health care market, considering the levels projected and recommended by industry experts, as well as recent actual medical cost increases experienced by Xcel Energy's retiree medical plan.

        We continually make judgments and estimates related to these critical accounting policy areas, based on an evaluation of the varying assumptions and uncertainties for each area. The information and assumptions underlying many of these judgments and estimates will be affected by events beyond our control, or otherwise change over time. This may require adjustments to recorded results to better reflect the events and updated information that becomes available. The financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007 reflect management's best estimates and judgments of the impact of these factors as of December 31, 2007.

        These policies are further discussed in the "Notes to Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007.

 LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007	2006
	(Thousands of Dollars)
Net cash provided by operating activities	$61,784	$65,611	$106,467	$244,366

        Net cash provided by operating activities decreased by approximately $3.8 million, or 5.8%, for the first nine months of 2008 compared with the first nine months of 2007. The decrease was largely due to changes in working capital, including an increase in recoverable electric energy costs and inventories partially offset by the timing of unbilled revenues and accounts payable.

        Net cash provided by operating activities decreased by approximately $137.9 million, or 56.4%, for the year ended December 31, 2007 compared with the year ended December 31, 2006. The decrease was due to a decrease in net income and changes in working capital activity resulting from the timing of accounts receivable, unbilled revenues and accounts payable partially offset by the timing of deferred income taxes and net regulatory assets and liabilities.

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007	2006
	(Thousands of Dollars)
Net cash used in investing activities	$(125,092)	$(98,372)	$(139,238)	$(96,010)

        Net cash used in investing activities increased by approximately $26.7 million, or 27.2%, for the first nine months of 2008 compared with the first nine months of 2007. The increase was largely due to increased capital and construction expenditures due to normal system expansion.

        Net cash used in investing activities increased by approximately $43.2 million, or 45.0%, for the year ended December 31, 2007 compared with the year ended December 31, 2006. The increase was largely due to increased capital and construction expenditures in 2007 and proceeds from the sale of assets in 2006.

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007	2006
	(Thousands of Dollars)
Net cash provided by (used in) financing activities	$62,729	$76,529	$33,188	$(157,466)

        Net cash provided by financing activities decreased by approximately $13.8 million, or 18.0%, for the first nine months of 2008 compared with the first nine months of 2007. The decrease was largely due to decreased borrowings from the five-year credit facility partially offset by increased borrowings under the utility money pool arrangement and increased capital contributions from Xcel Energy.

        Net cash provided by financing activities increased by approximately $190.7 million, or 121.1%, for the year ended December 31, 2007 compared with the year ended December 31, 2006. The increase was largely due to increased short-term borrowings and increased capital contributions from Xcel Energy, partially offset by a decrease in repayments of long-term debt.

Liquidity

         General.    As a result of recent volatile conditions in global capital markets, including the bankruptcy filing of Lehman Brothers Holdings, Inc., or Lehman, general liquidity in short-term credit markets has been constrained despite several pro-active intervention measures undertaken by the U.S. Federal Reserve Bank, the U.S. Department of the Treasury, the United States Congress and the President of the United States. Xcel Energy has maintained access to short-term liquidity through the A2/P2 commercial paper market and utilization of direct borrowing on certain committed credit agreements. In addition, our and Xcel Energy's overall liquidity through the third quarter of 2008 was strengthened by the issuance by Xcel Energy of equity and hybrid securities completed during the third quarter and earlier in 2008. The proceeds from these financings were used to refinance maturing debt obligations, repay short-term debt and general corporate purposes.

         Commercial Paper.    We and Xcel Energy each have individual commercial paper programs. The authorized levels for these commercial paper programs are:

  •
  $800 million for Xcel Energy; and

  •
  $250 million for us.

        Standard & Poor's Ratings Services and Moody's Investors Service rate both our and Xcel Energy's commercial paper programs "A-2" and "P-2," respectively. The short-term credit ratings from Fitch Ratings for both us and Xcel Energy are "F2."

         Money Pool.    Xcel Energy has established a utility money pool arrangement that allows for short-term loans between its utility subsidiaries and from Xcel Energy to its utility subsidiaries at market-based interest rates. The utility money pool arrangement does not allow loans from the utility subsidiaries to Xcel Energy. We participate in the money pool pursuant to approval from our state regulatory commission.

        Our borrowings or loans outstanding at October 31, 2008 and short-term borrowing limit from the money pool are as follows:

Borrowings (Loans)	Total Borrowing Limits
(Millions of Dollars)
$0	$100

         Credit Facilities.    As of October 31, 2008, we and Xcel Energy had the following credit facilities available to meet liquidity needs:

Company	Facility(1)	Drawn(2)	Available	Cash(3)	Liquidity	Maturity
	(Millions of Dollars)
SPS	$247.8	$140.1	$107.7	$34.1	$141.8	December 2011
Xcel Energy	$771.6	$365.7	$405.9	$13.3	$419.2	December 2011

(1)
Reflects a reduction in the commitments resulting from the Lehman bankruptcy, which reduce the credit facilities by approximately $2.2 million for us and $28.4 for Xcel Energy.

(2)
Includes direct borrowings, outstanding commercial paper and letters of credit.

(3)
Reflects the payment of Xcel Energy common dividends on October 20, 2008.

        On October 10, 2008, Xcel Energy borrowed $250 million under the Xcel Energy credit agreement, and we borrowed $125 million under our credit agreement. We and Xcel Energy took these steps to provide additional certainty of short-term funding until liquidity improves in the A2/P2 commercial paper market. Both of these borrowings are Alternative Borrowing Rate ("ABR") loans with variable interest rates that are based on the prime rate and are due and payable on December 11, 2011. At October 31, 2008, the loans were bearing interest at 4.0%. All or a portion of these loans may be prepaid in advance of the due date. These are the only direct borrowings outstanding on our and Xcel

Energy's credit agreements. Subject to the terms and conditions of each of the credit agreements, funds are available for borrowing under each facility through the day prior to the expiration date.

        Listed below is a summary of the banks that have committed to lend under our and Xcel Energy's credit facilities as of October 31, 2008.

Bank	Xcel Energy	SPS
	(Millions of Dollars)
Barclays Bank	$54.22	$16.94
JP Morgan Chase Bank, N.A.	54.22	16.94
Bank of America	42.67	13.33
Bank of New York	42.67	13.33
Bank of Tokyo/Mitsubishi	42.67	13.33
BMO Capital Markets	42.67	13.33
BNP Paribas	42.67	13.33
Citibank	42.67	13.33
Key Bank	42.67	13.33
Morgan Stanley Bank	42.67	13.33
Royal Bank of Scotland	42.67	13.33
Scotia Capital	42.67	13.33
UBS	42.67	13.33
Wells Fargo Bank, N.A.	42.67	13.33
Credit Suisse	28.44	8.89
Goldman Sachs	28.44	8.89
Merrill Lynch	28.44	8.89
Mizuho	28.44	8.89
US Bank	28.44	8.89
Amarillo National Bank	8.89	2.78
Sumitomo	—	6.75
Lehman Brothers Bank	—	—

Total	$771.57	$247.82

Capital Requirements

         Capital Expenditures.    The estimated cost, as of December 31, 2007, of our capital expenditure programs and other capital requirements for the years 2008, 2009 and 2010 are shown in the table below.

	2008	2009	2010
	(Millions of Dollars)
Total capital expenditures	$170	$200	$180
Debt maturities and interest payments	45	140	39

Total capital requirements	$215	$340	$219

        Our capital expenditure programs are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in projected electric load growth, regulatory decisions, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting our long-term energy needs. In addition, our need to comply with future requirements to install emission-control equipment, and merger, acquisition and divestiture opportunities to support corporate strategies may impact actual capital requirements.

         Contractual Obligations and Other Commitments.    We have a variety of contractual obligations and other commercial commitments that represent prospective requirements in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of December 31, 2007.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 - 3 years		4 - 5 years	After 5 years
	(Thousands of Dollars)
Long-term debt principal and interest payments	$1,512,831	$44,996	$178,626	(3)	$118,622	$1,170,587
Operating leases(1)	124	95	28
Unconditional purchase obligations	2,256,466	364,970	679,695		451,766	760,034
Other long-term obligations	2,251	30	2,221
Payments to vendors in process	30,666	30,666
Short-term debt	123,000	123,000

Total contractual cash obligations(2)	$3,925,338	$563,757	$860,570		$570,388	$1,930,621

(1)
Under some leases, including most of our railcar, vehicle and equipment and aircraft leases, we must sell or purchase the property that we lease if we choose to terminate before the scheduled lease expiration date. As of December 31, 2007, the amount that we would have to pay if we chose to terminate these leases was approximately $9.7 million. In addition, at the end of the equipment leases' terms, each lease must be extended, equipment must be purchased for the greater of the fair value or unamortized value or equipment must be sold to a third party with us making up any deficiency between the sales price and the unamortized value.

(2)
We also have outstanding authority under contracts and blanket purchase orders to purchase up to approximately $43.1 million of goods and services through the year 2012, in addition to the amounts disclosed in this table and in the forecasted capital expenditures.

(3)
Includes $100 million of 6.20% Series A Notes due March 1, 2009.

        As of December 31, 2007, we had executed a purchase power agreement with Lea Power Partners that was dependent upon the achievement of certain conditions, including becoming operational. In September 2008, this electric generating facility became operational and was accounted for as an operating lease in accordance with Emerging Issues Task Force 01-8, "Determining Whether an Arrangement Contains a Lease" and SFAS No. 13, "Accounting for Leases." Estimated payments under this operating lease are $25.9 million, $88.8 million, $88.8 million and $906.9 million for less than one year, one to three years, four to five years and after five years, respectively. These amounts are not included as operating leases in the above table.

Dividend Policy

        Historically, we have paid quarterly dividends to Xcel Energy. For the first nine months of 2008 and for fiscal years ending in 2007 and 2006, we paid dividends to Xcel Energy of $46.9 million, $69.1 million and $78.0 million, respectively. The payment of dividends is subject to the FERC's jurisdiction under the Federal Power Act, which prohibits the payment of dividends out of capital accounts; payment of dividends is allowed out of retained earnings only.

Capital Sources

        We expect to meet future financing requirements by periodically issuing long-term debt and short-term debt and by receiving equity contributions from Xcel Energy to maintain desired capitalization ratios. For the first nine months of 2008 and for fiscal years ending in 2007 and 2006, Xcel Energy made capital contributions to us of $52.1 million, $24.8 million and $10.8 million, respectively. To the extent Xcel Energy experiences constraints on available capital sources, it may limit its equity contributions to us.

Short-Term Funding Sources

        Historically, we have used a number of sources to fulfill short-term funding needs, including operating cash flow, notes payable, commercial paper, utility money pool borrowings and bank lines of credit. The amount and timing of our short-term funding needs depend in large part on the financing needs for utility construction and working capital as discussed above.

        Operating cash flow as a source of short-term funding is reasonably likely to be affected by operating factors such as weather; regulatory requirements, including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices; and supply and operational uncertainties, all of which are difficult to predict.

        Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on general market conditions, as well as our financial performance and existing debt levels. If our current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by our current operating performance, our access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review our and Xcel Energy's operations on an ongoing basis.

        Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under the caption "Risk Factors," our credit ratings could be further lowered or withdrawn in the future.

        As of September 30, 2008, we had cash and cash equivalents of approximately $0.1 million.

 SUPPLEMENTAL DESCRIPTION OF THE SENIOR NOTES

        Please read the following information concerning the notes in conjunction with the statements under the caption "Description of the Senior Unsecured Debt Securities" in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Indenture dated February 1, 1999 (the "Indenture"), as supplemented by the Fifth Supplemental Indenture dated November 1, 2008 relating to the notes being offered by this prospectus supplement. The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the notes are being offered and sold. As of September 30, 2008, there were five series of debt securities in an aggregate principal amount of $650 million outstanding under the Indenture.

        In the following discussion, "we" and "our" refer to the Company and not to any of its subsidiaries.

General

        We will offer $                        principal amount of Series G Senior Notes,            % due 2018 as a series of notes under the Indenture. The entire principal amount of notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 1, 2018.

Interest Payments

        Each note will bear interest at the annual rate set forth on the cover page of this prospectus supplement from                        , 2008 payable semi-annually on May 1 and November 1, beginning May 1, 2009, to the person in whose name the note is registered at the close of business on the April 15 or October 15 immediately preceding such May 1 and November 1. So long as the notes are in book-entry-only form, we will wire any payments of principal, interest and premium to DTC (as defined in the accompanying prospectus under the caption "Description of the Senior Unsecured Debt Securities") or its nominee. See "Book-Entry System" in the accompanying prospectus for a discussion of the procedures for payment to the beneficial owners of the notes. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months and, with respect to any period less than a full calendar month, based on the actual number of days elapsed during such period. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. The term "business day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in The City of New York, New York or other city in which is located any office or agency maintained for the payment of principal or interest on the notes, are authorized or required by law, regulation or executive order to remain closed.

Reopening of Series

        We may, from time to time, without the consent of the holders of the notes offered by this prospectus supplement, reopen the notes and issue additional notes of that series with the same terms (including maturity and interest payment terms), except for the public offering price and issue date, as the notes offered by this prospectus supplement. Any such additional notes, together with the notes offered by this prospectus supplement, will constitute a single series under the Indenture.

Optional Redemption

        We may redeem the notes upon not less than 30 days' notice by first class mail, in whole at any time or in part from time to time, at a "make whole" redemption price equal to the greater of (1) 100% of the principal amount of notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding the portion of any such interest accrued to the date fixed for redemption), discounted to the date fixed for redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus            basis points, plus accrued and unpaid interest to the date fixed for redemption.

        "Treasury Yield" means, for any date fixed for redemption, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Yield will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date fixed for redemption. The Treasury Yield will be calculated by us on the third business day preceding the date fixed for redemption.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average, as calculated by us, of the Reference Treasury Dealer Quotations for the date fixed for redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations for the date fixed for redemption, or (2) if we obtain fewer than four Reference Treasury Dealer Quotations, the average, as calculated by us, of all of such quotations.

        "Independent Investment Banker" means J.P. Morgan Securities Inc. or Wells Fargo Securities, LLC, their respective successors or, if such firms or their successors are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means (1) each of J.P. Morgan Securities Inc. and any other primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") designated by, and not affiliated with, J.P. Morgan Securities Inc., and its successors, provided, however, that if J.P. Morgan Securities Inc. or any of its designees ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us after consultation with the Independent Investment Banker.

        "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury

Dealer at 5:00 p.m., New York City time, on the third business day preceding the date fixed for redemption.

        If we elect to redeem less than all of the notes of the series, the Trustee will select, in such manner as it deems fair and appropriate, the particular notes of the series or portions of them to be redeemed. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the notes of the series or portions of them called for redemption will cease to accrue.

        Notice of redemption will be mailed at least 30 days prior to the date fixed for redemption to the holders of notes to be redeemed at such holder's registered address (which, as long as the notes are held in the book-entry-only system, will be DTC, its nominee or a successor depository). A notice of redemption may provide that it is subject to the occurrence of any event before the date fixed for such redemption as described in such notice ("Conditional Redemption"), and such notice of Conditional Redemption will be of no effect unless all such conditions to the redemption have occurred before such date or have been waived by us.

Sinking Fund

        The notes do not provide for any sinking fund.

Form and Denomination

        The notes initially will be issued as one or more global notes in the name of DTC or a nominee of DTC and will be available only in book-entry form. See "Book-Entry System" in the accompanying prospectus. The notes are available for purchase in denominations of a multiple of $1,000.

Events of Default

        See "Description of Senior Unsecured Debt Securities—Defaults and Remedies" in the accompanying prospectus.

Limitations on Liens and Sale and Lease-Back Transactions

         Limitations on Liens.    So long as any of the notes are outstanding, we will not issue, assume, guarantee (including any contingent obligation to purchase) or permit to exist any Debt (as defined below) secured by any mortgage, security interest, pledge, or lien (herein referred to as a "Lien") of or upon any of our Operating Property (as defined below), whether owned at the date of the issuance of the notes or subsequently acquired, without in any such case effectively securing the outstanding notes (together with, if we shall so determine, any other securities, Debt or guarantees of ours ranking equally with the notes) equally and ratably with such Debt.

        The foregoing restriction will not apply to Debt secured by any of the following:

  •
  Liens on any Operating Property existing at the time of acquisition thereof (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property), provided that such Lien as a result of such acquisition is not extended to property owned by us immediately prior thereto and is not created in contemplation of such acquisition;

  •
  Liens on Operating Property of a corporation existing at the time such corporation is merged into or consolidated with us, or at the time of a sale, lease or other disposition of the properties of such corporation or a division thereof as an entirety or substantially as an entirety to us, provided that such Lien as a result of such merger, consolidation, sale, lease or other disposition is not extended to property we own immediately prior thereto and is not created in contemplation of such merger, consolidation, sale, lease or other disposition;

  •
  Liens on Operating Property to secure all or part of the cost of acquisition, construction, development or substantial repair, alteration or improvement of such property, or to secure indebtedness incurred to provide funds for any of these purposes or for reimbursement of funds previously expended for any of these purposes; provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of construction, development or substantial repair, alteration or improvement, provided that such Lien does not extend to any property owned by us other than the property so acquired, constructed or developed;

  •
  Liens in favor of the United States or any state or any department, agency or instrumentality or political subdivision of the United States or any state, or for the benefit of holders of securities issued by any of these entities, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or substantially repairing, altering or improving the property subject to such Liens;

  •
  Liens on Operating Property that existed as of the date of the issuance of the notes;

  •
  Liens on Operating Property to secure all or part of the costs of purchasing, transporting and handling coal for our electric generating stations, whether or not such purchasing, transporting and handling operations are conducted through TUCO, Inc. or a similar third party, or directly by us and our affiliates, provided that such costs secured by such Liens shall not exceed $75 million in the aggregate at any time outstanding;

  •
  Liens on Operating Property to secure all or part of the cost of financing of a project involving the development or expansion of our property and the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Debt by or with Debt described in the third bullet point above; or

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the bullet points listed above; provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by the exceptions listed in the bullet points above, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

        In addition, notwithstanding the foregoing restrictions, we may issue, assume or guarantee Debt, or permit to exist Debt, secured by Liens which would otherwise be subject to the foregoing restrictions up to an aggregate principal amount which, together with the principal amount of all other of our Debt secured by Liens (not including Liens permitted under any of the exceptions listed in the bullet points above) and the Value (as defined below) of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the exceptions listed in the bullet points above and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitations on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of our Net Tangible Assets (as defined below) or 15% of our Capitalization (as defined below).

         Definitions.    In this section, "Limitations on Liens and Sale and Lease-Back Transactions," the following terms have the meanings indicated:

        "Capitalization" means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury.

        Except as described above, Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

        The term "Debt" means any outstanding indebtedness for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any debt. "Debt" does not include, among other things, (i) indebtedness of such person under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services, (ii) any trade obligation or other obligations in the ordinary course of business or (iii) obligations of such person under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized under generally accepted accounting principles.

        The term "Net Tangible Assets" means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as an asset on our consolidated balance sheet and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

        The term "Operating Property" means (i) any interest in real property we own and (ii) any asset we own that is depreciable in accordance with generally accepted accounting principles, excluding in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction as defined below) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

        The term "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to us of any Operating Property (except for temporary leases for a term, including any renewal or potential renewal, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to the person; provided, however, Sale and Lease-Back Transaction shall not include any arrangement first entered into prior to the date of issuance of the notes and shall not include any transaction pursuant to which we sell Operating Property to, and thereafter purchase energy or services from, any entity, which transaction is ordered or authorized by any regulatory authority having jurisdiction over us or our operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any such regulatory authority.

        The term "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) our net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

         Limitations on Sale and Lease-Back Transactions.    So long as any notes are outstanding, we will not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property if the purchaser's commitment is obtained more than 18 months after the later of (i) the completion of the acquisition, construction or development of the Operating Property or (ii) the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) we would be entitled pursuant to any of the provisions listed as exceptions in the bullet points under "—Limitations on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on the Operating Property without equally and ratably securing the notes, (b) after giving effect to the Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the last paragraph under "—Limitations on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (a)), or (c) we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not less than the fair value, as determined by our chief financial officer, of the Operating Property so leased), and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value (as determined by our board of directors) of the Operating Property so leased to the retirement of notes or other Debt ranking equally with the notes, subject to reduction for notes and the Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

Same-Day Settlement and Payment

        The underwriters will pay us and settle for the notes in immediately available funds. We will make all payments of principal and interest in immediately available funds.

        The notes will trade in DTC's same-day funds settlement system until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Governing Law

        The Indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of New York, unless federal law governs.

 UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below and each of the underwriters has severally agreed to purchase the respective principal amounts of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities Inc.	$
Wells Fargo Securities, LLC

Total	$

        The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters have advised us that they propose to offer the notes offered by this prospectus supplement to the public at the initial public offering price set forth on the cover of this prospectus supplement and may offer the notes to certain securities dealers at such price less a concession not in excess of            % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of            % of the principal amount of the notes on sales to certain other brokers and dealers. After the initial offering of the notes, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by the Company
Per Series G Senior Note, % due 2018		%

        We estimate that our share of the total expenses of this offering, excluding discounts and commissions, will be approximately $505,000.

        The notes are a new issue of securities with no established trading market. The underwriters have informed us that they may make a market in the notes from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for the notes at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the notes or that an active market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell a greater number of notes than they are required to purchase in connection with the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

        Affiliates of the underwriters of this offering are lenders under our $250 million five-year revolving credit facility and will receive a portion of the amounts repaid under that credit facility utilizing a portion of the proceeds of this offering. If more than 10% of the net proceeds of this offering are paid to affiliates of members of the Financial Industry Regulatory Authority ("FINRA") who are participating in this offering, this offering will be made pursuant to Rule 2710(h) of the FINRA Conduct Rules. In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with us and our affiliates for which they have received or may receive customary compensation.

        No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the notes or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the notes (including this document and any amendment or supplement hereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

PROSPECTUS

$250,000,000

SOUTHWESTERN PUBLIC SERVICE COMPANY
(a New Mexico corporation)

Tyler at Sixth Street
Amarillo, Texas 79101
(303) 571-7511

SENIOR UNSECURED DEBT SECURITIES

        We may offer for sale, from time to time, up to $250,000,000 aggregate principal amount of our senior unsecured debt securities. We may sell our senior unsecured debt securities in one or more series (1) through underwriters or dealers, (2) directly to a limited number of institutional purchasers or (3) through agents. See "Plan of Distribution." The amount and terms of the sale of a series of our senior unsecured debt securities will be determined at the time of sale and included in a prospectus supplement that will accompany this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our senior unsecured debt securities. We cannot sell any of these senior unsecured debt securities unless this prospectus is accompanied by a prospectus supplement. That prospectus supplement will include, if applicable:

  •
  the names of any underwriters, dealers or agents involved in the distribution of that series of senior unsecured debt securities;

  •
  any applicable commissions or discounts and the net proceeds to us from that sale;

  •
  the aggregate principal amount and offering price of that series of senior unsecured debt securities;

  •
  the rate or rates (or method of calculation) of interest;

  •
  the time or times and place of payment of interest;

  •
  the maturity date or dates; and

  •
  any redemption terms or other specific terms of that series of senior unsecured debt securities.

        See "Risk Factors" on page 1 of this prospectus, in any prospectus supplement that will accompany this prospectus and in the documents incorporated by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is September 22, 2008.

        As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates by reference important business and financial information about us that is contained in documents that we file with the Securities and Exchange Commission but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at http://www.sec.gov, as well as other sources.

        You may also obtain copies of the documents incorporated by reference, without charge, upon written or oral request to the Corporate Secretary, Southwestern Public Service Company, c/o Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401, (612) 330-5500.

        For more information, see "Where You Can Find More Information."

        You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information and if given, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

i

 RISK FACTORS

        Investing in our securities involves risks. Before buying any of our securities, you should carefully consider the risks and other information we include under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007 and other documents that we file with the Securities and Exchange Commission, or the SEC, and that are incorporated by reference in this prospectus. In addition, you should consider any risks and uncertainties that we may include in a prospectus supplement accompanying this prospectus that relates to a specific issue of securities.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You should read the registration statement and the related exhibits and schedules for more information about us and our securities. The registration statement and the related exhibits and schedules are also available at the SEC's Public Reference Room or through its website as described under the caption "Where You Can Find More Information."

        This prospectus provides you with a general description of the senior unsecured debt securities we may offer. Each time we sell senior unsecured debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or amend information contained in this prospectus. You should read this prospectus and the documents it incorporates by reference, the registration statement of which this prospectus forms a part and the related exhibits and schedules filed with the SEC and any prospectus supplement accompanying this prospectus together with the additional information described under the caption "Where You Can Find More Information."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "anticipate," "believe," "estimate," "expect," "intend," "may," "objective," "outlook," "plan," "project," "potential," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. You are cautioned not to rely unduly on any forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures;

  •
  the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items;

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  trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

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  customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

  •
  financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the SEC, the Federal Energy Regulatory Commission and similar entities with regulatory oversight;

  •
  availability or cost of capital such as changes in: interest rates; market perceptions of the utility industry, our parent, Xcel Energy Inc., or Xcel Energy, or us; or security ratings;

  •
  factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel or natural gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline constraints;

  •
  employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees, or work stoppages;

  •
  increased competition in the utility industry;

  •
  state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric market; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

  •
  rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

  •
  social attitudes regarding the utility and power industries;

  •
  cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

  •
  risks associated with implementation of new technologies; and

  •
  other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

        These risks and uncertainties are discussed in more detail under the captions "Risk Factors," "Business" and "Notes to Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007, in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008 and other documents that we file with the SEC and that are incorporated by reference in this prospectus. You may obtain copies of these documents as described under the caption "Where You Can Find More Information."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, and other information with the SEC. Our SEC filings are available to the public on the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

        We are "incorporating by reference" the documents that we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made after the date of this prospectus, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until we sell all of the securities offered by this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 20, 2008;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008, filed with the SEC on May 5, 2008 and August 4, 2008, respectively;

  •
  our Current Reports on Form 8-K, filed with the SEC on March 18, 2008, June 13, 2008 and July 10, 2008.

        We are not required to, and do not, provide annual reports to holders of our senior unsecured debt securities unless specifically requested by such a holder.

        We will provide, without charge, to each person, including any beneficial owner of our senior unsecured debt securities to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request these documents from:

  Attn: Corporate Secretary
  Southwestern Public Service Company
  c/o Xcel Energy Inc.
  414 Nicollet Mall
  Minneapolis, Minnesota 55401
  (612) 330-5500

 OUR COMPANY

        We were incorporated in 1921 under the laws of the State of New Mexico. We are an operating utility engaged primarily in the generation, purchase, transmission, distribution and sale of electricity in portions of Texas and New Mexico. At December 31, 2007, we provided electric utility service to approximately 388,000 customers. Approximately 76% of our retail electric operating revenues were derived from operations in Texas during 2007. We derive a significant portion of our operating revenues from the wholesale sale of electric capacity and energy. Substantially all of this part of our business is comprised of sales of capacity or energy from our own generating facilities under long-term commitments. The wholesale customers served by us comprised approximately 38% of our total sales in 2007.

        We are a wholly owned subsidiary of Xcel Energy. Xcel Energy was incorporated under the laws of the State of Minnesota in 1909. Among Xcel Energy's other subsidiaries are Public Service Company of Colorado, a Colorado corporation, Northern States Power Company, a Minnesota corporation, and Northern States Power Company, a Wisconsin corporation.

        Our principal executive offices are located at Tyler at Sixth Street, Amarillo, Texas 79101 and our telephone number is (303) 571-7511.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement relating to the issue of a particular series of senior unsecured debt securities, we intend to use the net proceeds from the sale of the senior unsecured debt securities offered by this prospectus for general corporate purposes, including capital expenditures, repayment of short-term debt and refunding of long-term debt at maturity or otherwise. Our short-term debt (including notes payable to affiliates) aggregated approximately $229.0 million as of June 30, 2008. The specific allocation of the proceeds of a particular series of the senior unsecured debt securities will be described in the prospectus supplement relating to that series.

RATIO OF EARNINGS TO
FIXED CHARGES

(unaudited)

		Year Ended December 31,
	Six Months Ended June 30, 2008
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	1.2	2.0	2.3	2.8	2.6	3.4

        For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

 DESCRIPTION OF THE SENIOR UNSECURED DEBT SECURITIES

        The description below contains summaries of selected provisions of the indenture, including supplemental indentures, under which the senior unsecured debt securities, which we refer to as debt securities, will be issued. These summaries are not complete. The indenture and the form of supplemental indenture applicable to the debt securities have been filed as exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

        The debt securities will be represented either by global securities registered in the name of The Depository Trust Company, or DTC, as depository, or Depository, or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption "Book-Entry System" in this prospectus.

General

        We may issue the debt securities from time to time in one or more new series under the Indenture dated February 1, 1999, as previously supplemented by four supplemental indentures and as to be supplemented by one or more new supplemental indentures for the debt securities, which we collectively refer to as the Indenture, all from us to The Bank of New York Mellon Trust Company, N.A., as successor trustee, which we refer to as the Trustee. The Indenture will govern the debt securities offered by this prospectus. As of June 30, 2008, there were five series of debt securities in an aggregate principal amount of $650 million outstanding under the Indenture.

        The holders of the outstanding securities do not, and, unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the holders of any debt securities offered by this prospectus will not, have the right to require us to repurchase the debt securities if we become involved in a highly leveraged or change in control transaction. The Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

        The debt securities will be our senior unsecured obligations and will rank on a parity with our other existing and future senior unsecured and unsubordinated indebtedness. We refer in this prospectus to debt securities issued under the Indenture, whether previously issued or to be issued in the future, including the debt securities, as the "securities." The amount of debt securities that we may issue under the Indenture is not limited. The debt securities may be issued in series up to the aggregate principal amount that may be authorized by us from time to time.

        When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, which may include the following terms:

  •
  the title of the series;

  •
  any limit on the aggregate principal amount of the series;

  •
  the currency or composite currency and denomination of the series;

  •
  the price or prices (or method for determining price or prices) at which the series will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

  •
  the date of maturity of that series;

  •
  the dates (or method of determining such dates) when principal and interest are payable, and the record dates for the payment of interest;

  •
  the rate or rates (which may be fixed or variable) at which that series will bear interest or the method of calculating the rate or rates;

  •
  the date or dates from which the interest will accrue;

  •
  the manner of paying principal or interest;

  •
  the place or places where principal and interest will be payable;

  •
  any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

  •
  whether the debt securities of that series are to be issuable as registered debt securities, bearer debt securities, or both, and whether and upon what terms any registered debt securities may be exchanged for bearer debt securities and vice versa;

  •
  whether the debt securities of that series are to be represented in whole or in part by a debt security in global form and, if so, the identity of the depository for any global debt security;

  •
  any tax indemnity provisions;

  •
  if the debt securities of that series provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining those payments;

  •
  the denominations in which we will issue that series, if other than $1,000;

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  the portion of principal payable upon acceleration of a debt security of that series where the amount of principal due upon acceleration is less than the stated principal amount, or a discounted security;

  •
  whether and upon what terms debt securities of that series may be defeased;

  •
  any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture;

  •
  provisions for electronic issuance or issuance in uncertificated form of the debt securities of that series;

  •
  whether we will issue that series in whole or in part in book-entry form; and

  •
  any other terms or provisions of that series of debt securities not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under U.S. laws or regulations, or advisable in connection with the marketing of the debt securities.

        Unless the prospectus supplement that describes a particular series of debt securities provides otherwise, we may from time to time, without the consent of the holders of that series of debt securities, reopen such series and issue additional debt securities with the same terms (including maturity and interest payment terms) as such series of debt securities.

        We expect the debt securities of any series to be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, DTC, as Depository. Global debt securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. Until it is exchanged in whole or in part for debt securities in definitive form, a global debt security may not be transferred except as a whole by the Depository to a nominee or a successor depository. (Section 2.12 of the Indenture) See the information under the caption "Book-Entry System" in this prospectus. We will describe any additional or differing terms of the depository arrangements in the applicable prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

        Debt securities of any series may be issued as registered debt securities, bearer debt securities or uncertificated debt securities, as specified in the terms of the series. Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, registered debt securities will be issued in denominations of $1,000 and integral multiples of $1,000, and bearer debt securities will be issued in denominations of $5,000 and integral multiples of $5,000. One or more global debt securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series to be represented by such global debt security or debt securities.

        Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, in connection with its original issuance, no bearer debt security will be offered, sold, resold or mailed or otherwise delivered to any location in the United States, and a bearer debt security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer debt security furnishes certification in a form acceptable to us and in compliance with applicable U.S. laws and regulations. (Section 2.04 of the Indenture)

        Any special U.S. federal income tax considerations applicable to bearer debt securities will be described in the prospectus supplement relating to that series of debt securities.

        To the extent set forth in the prospectus supplement relating to a particular series of debt securities, except in special circumstances set forth in the Indenture, principal and interest on bearer debt securities will be payable only upon surrender of bearer debt securities and coupons at one of our paying agencies located outside of the United States. During any period necessary to conform to U.S. tax law or regulations, we will maintain a paying agent outside the United States to which the bearer debt securities and coupons may be presented for payment and will provide the necessary funds to the paying agent upon reasonable notice.

        Registration of transfer of registered debt securities may be requested upon surrender of the debt securities at any of our agencies maintained for the purpose and upon fulfillment of all other requirements of the agent. Bearer debt securities and the related coupons will be transferable only by delivery.

        Debt securities may be issued under the Indenture as discounted securities to be offered and sold at a substantial discount from the principal amount of those debt securities. Special U.S. federal income tax and other applicable considerations will be described in the prospectus supplement relating to the discounted securities.

Certain Covenants

        The debt securities will not be secured by any of our properties or assets and will represent senior unsecured debt. Unless otherwise indicated in the prospectus supplement for a particular series of debt securities, the Indenture will not limit the amount of secured or unsecured debt that we may issue.

        Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the Indenture will not contain any financial or other similar restrictive covenants.

Successor Obligor

        Unless otherwise indicated in the prospectus supplement for a particular series of debt securities, we will not consolidate with or merge into, or transfer all or substantially all of our assets to, any person, unless:

  •
  the person is organized under the laws of the United States or a state of the United States;

  •
  the person assumes by supplemental indenture all our obligations under the Indenture, the debt securities and any coupons;

  •
  all required approvals of any regulatory body having jurisdiction over the transaction have been obtained; and

  •
  immediately after the transaction no default (as described below) exists.

        If these conditions are satisfied, then the successor will be substituted for us, and thereafter all our obligations under the Indenture, the debt securities and any coupons will terminate. (Section 5.01 of the Indenture)

Exchange of Debt Securities

        Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series and maturity date in the authorized denominations as may be requested upon surrender of the registered debt securities at an agency of our company maintained for that purpose and upon fulfillment of all other requirements of the agent.

        To the extent permitted by the terms of a series of debt securities authorized to be issued in registered form and bearer form, bearer debt securities may be exchanged for an equal aggregate principal amount of registered or bearer debt securities of the same series and maturity date in the authorized denominations as may be requested upon surrender of the bearer debt securities with all related unpaid coupons (except as may otherwise be provided in the debt securities) at an agency of our company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07 of the Indenture) As of the date of this prospectus, it is expected that the terms of a series of debt securities will not permit registered debt securities to be exchanged for bearer debt securities.

Payment and Paying Agents

        Principal, interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described below under the caption "Book-Entry System." Unless we indicate otherwise in the applicable prospectus supplement, interest on debt securities that are in the form of certificated securities will be paid by check mailed to the holder at that person's address as it appears in the register for the debt securities maintained by the Trustee. Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on debt securities in the form of certificated securities will be payable by check at the office of the Trustee.

Defaults and Remedies

        The following constitute events of default under the Indenture, unless otherwise indicated in the applicable prospectus supplement:

  •
  default in any payment of interest on any debt securities of that series when due and payable and the default continues for a period of 60 days;

  •
  default in the payment of the principal of any debt securities of that series when due and payable at maturity or upon redemption, acceleration or otherwise;

  •
  default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of that series as required by the resolution establishing such series and the default continues for a period of 60 days;

  •
  default in the performance of any of our other agreements applicable to that series and the default continues for 90 days after the notice specified below;

  •
  specified events of bankruptcy, insolvency or reorganization of our company; or

  •
  any other event of default provided for in the series.

        (Section 6.01 of the Indenture)

        A default in the performance of any of our other agreements applicable to that series is not an event of default until the Trustee or the holders of at least 25% in principal amount of the debt securities of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. If the holders notify us of a default, they must notify the Trustee at the same time. (Section 6.01 of the Indenture)

         Acceleration of Maturity.    If an event of default occurs and is continuing on a series, either the Trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the principal of and accrued interest on all debt securities of the series to be due and payable immediately. The holders of a majority in principal amount of the outstanding debt securities of that series may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except the nonpayment of amounts due solely because of the acceleration. (Section 6.02 of the Indenture)

         Indemnification of Trustee.    The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture unless the Trustee, upon a reasonable belief that exercising such rights or powers would expose it to any loss, liability or expense, receives indemnity satisfactory to it against such loss, liability or expense. (Section 7.01 of the Indenture)

         Right to Direct Proceedings.    The holders of a majority in principal amount of a series of debt securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to that series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or would expose the Trustee to personal liability or be unduly prejudicial to holders not joining in such proceeding. (Section 6.05 of the Indenture)

         Limitation on Rights to Institute Proceedings.    No holder of the debt securities of a series will have any right to pursue a remedy under the Indenture, unless:

  •
  the holder has previously given the Trustee written notice of a continuing event of default on the series;

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and the holder or holders have offered indemnity satisfactory to the Trustee to pursue the remedy;

  •
  the Trustee has failed to comply with the request within 60 days after the request and offer; and

  •
  during such 60-day period, the holders of a majority in principal amount of the outstanding debt securities of that series do not give the Trustee any inconsistent directions.

        (Section 6.06 of the Indenture)

         No Impairment of Right to Receive Payment.    Notwithstanding any other provision of the Indenture, the holder of any debt security will have the absolute and unconditional right to receive payment of the principal, premium, if any, and interest on that debt security when due, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (Section 10.02 of the Indenture)

         Notice of Default.    The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default. Except in the case of a non-payment on the debt securities, the Trustee may withhold the notice if its committee of officers determines in good faith that it is in the interest of holders to do so. (Section 7.04 of the Indenture) We are required to deliver to the Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture. (Section 4.05 of the Indenture)

         Waiver.    The holders of not less than a majority in aggregate principal amount of a series may waive any default on the series, except a default in the payment of the principal, premium, if any, or interest on the series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (Section 6.04 of the Indenture)

        The Indenture does not have a cross-default provision. Thus, unless otherwise indicated in the applicable prospectus supplement, a default by us on any other debt (including any other series of securities issued under the Indenture) would not constitute an event of default.

Amendments and Waivers

        Unless otherwise indicated in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture and the debt securities from time to time as described below. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the securities, or we may need either the consent or approval of the holders of a majority in principal amount of all outstanding securities affected by the proposed amendment or the consent or approval of each holder affected by the proposed amendment.

        We will not need the consent of any holder for the following types of amendments:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for assumption of our obligations under the Indenture and the securities in the event of a merger or consolidation requiring such assumption;

  •
  to provide that specific provisions of the Indenture not apply to a series of securities not previously issued;

  •
  to create a series and establish its terms;

  •
  to provide for a separate trustee for one or more series; or

  •
  to make any change that does not materially adversely affect the rights of any holder of securities.

        (Article 10 of the Indenture)

        We will need the consent of the holders of each outstanding security affected, if the proposed amendment would do any of the following:

  •
  reduce the amount of securities whose holders must consent to an amendment or waiver;

  •
  reduce the interest rate or change the time for payment of interest;

  •
  change the fixed maturity of any security;

  •
  reduce the principal of any non-discounted security or reduce the amount of principal of any discounted security that would be due on acceleration;

  •
  change the currency in which principal or interest is payable;

  •
  make any change that materially adversely affects the right to convert any security; or

  •
  with certain exceptions, modify the provisions of the Indenture governing modifications of the Indenture or governing waiver of past defaults.

        (Section 10.02 of the Indenture)

        Amendments other than those described in the above two paragraphs will require the approval of the holders of a majority in principal amount of the securities of all series affected voting as one class. A default on a series may be waived with the consent of the holders of a majority in principal amount of the securities of that series.

Legal Defeasance and Covenant Defeasance

        Debt securities of a series may be defeased in accordance with their terms and, unless otherwise indicated in the applicable prospectus supplement, as described below. At any time, we may terminate as to a series all of our obligations (except for specified obligations regarding the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and coupons and to maintain paying and other agencies for the debt securities) with respect to the debt securities of that series and any related coupons and the Indenture, which we refer to as legal defeasance.

        At any time, we may terminate as to a series of debt securities our obligations under any restrictive covenants which may be applicable to that particular series, which we refer to as covenant defeasance. We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an event of default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any restrictive covenant which may be applicable to a particular series so defeased under the terms of the series.

        To exercise either defeasance option as to a series, we must deposit in trust, which we refer to as the defeasance trust with the Trustee money or direct obligations of the United States of America that have the full faith and credit of the United States of America pledged for payment and that are not callable at the issuer's option, or certificates representing an ownership interest in those obligations for the payment of principal, premium, if any, and interest on the debt securities of the series to redemption or maturity and must comply with specified other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes. (Article 8 of the Indenture)

Resignation or Removal of Trustee

        The Trustee may resign at any time by notifying us in writing and specifying the day upon which the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 7.07 of the Indenture)

        The holders of a majority in principal amount of the outstanding debt securities may remove the Trustee at any time. (Section 7.07 of the Indenture) We may remove the Trustee if the Trustee fails to comply with specific provisions of the Trust Indenture Act of 1939, as amended, or fails to comply with the capital and surplus requirements as set forth in its most recent published report of condition. (Sections 7.08 and 7.09 of the Indenture)

We may also remove the Trustee if one of the following occurs:

  •
  the Trustee is adjudged a bankrupt or an insolvent;

  •
  a custodian or other public officer takes charge of the Trustee or its property;

  •
  the Trustee becomes incapable of acting;

  •
  or specified events of bankruptcy, insolvency or reorganization of our company occur.

        (Section 7.07 of the Indenture)

Governing Law

        The Indenture and the debt securities will be governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Senior Trustee

        The Bank of New York Mellon Trust Company, N.A., is the Trustee. We maintain banking relationships with the Trustee and its affiliates in the ordinary course of business. The Trustee, or its affiliates, also act as trustee for some of our other securities as well as securities of some of our affiliates.

BOOK-ENTRY SYSTEM

        Each series of debt securities offered by this prospectus may be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

        The Depository will keep an electronic record of its participants (for example, your broker) whose clients have purchased debt securities represented by a global security. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that the Depository, its nominees and their successors may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        We will wire principal, interest and any premium payments to the Depository or its nominee. We and the trustee will treat the Depository or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, we, the applicable trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

        Unless otherwise specified in the prospectus supplement that describes a particular series of debt securities, DTC will act as Depository for those debt securities issued as global securities. The debt securities will be registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, or NSCC, GSCC, MBSCC and EMCC, respectively, also subsidiaries of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants and, together with Director Participants, Participants. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at http://www.dtcc.com or http://www.dtc.org.

        Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security, or Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the debt securities within a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the global debt securities unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct

Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds and distributions on the global debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the global debt securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, securities certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

        The global debt securities will be exchangeable for corresponding certificated securities registered in the name of persons other than DTC or its nominee if (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for any of the global securities or (b) at any time ceases to be a clearing agency registered under the Exchange Act, (2) an event of default occurs and is continuing with respect to the applicable series of debt securities or (3) we execute and deliver to the trustee an order that the global debt securities will be so exchangeable.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the accuracy of the information or for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

        Any underwriters, dealers or agents of any securities may be Direct Participants of DTC.

PLAN OF DISTRIBUTION

        We intend to sell the debt securities offered by this prospectus to or through underwriters or dealers, and we may also sell the debt securities directly to other purchasers or through agents, or through any combination of these. The terms under which the debt securities are offered and the method of distribution will be set forth in the prospectus supplement relating to an issue of debt securities.

        The distribution of the debt securities described in this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        In connection with the sale of the debt securities, underwriters may receive compensation from us or from purchasers of the debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the debt securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described in the prospectus supplement relating to an issue of debt securities.

        Under agreements into which we may enter in connection with the sale of the debt securities, underwriters, dealers and agents who participate in the distribution of the debt securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act.

        No person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, that information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the debt securities offered by this prospectus in any jurisdiction to any person to whom it is unlawful to make the offer in the jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in our affairs since that date.

LEGAL OPINIONS

        Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, legal opinions relating to the debt securities offered by this prospectus will be rendered by our counsel, Hinkle, Hensley, Shanor & Martin, L.L.P., Midland, Texas, and Jones Day, Chicago, Illinois, counsel for our company. Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, certain legal matters relating to the debt securities will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York, for any underwriters, dealers or agents named in a prospectus supplement.

EXPERTS

        The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109") which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

Southwestern Public Service Company

$                Series G Senior Notes,        % due 2018

PROSPECTUS SUPPLEMENT

                       , 2008

Sole Book-Running Manager

J.P. Morgan

Co-Manager

Wells Fargo Securities

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
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